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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                            Washington, D.C.   20549

                                    FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
          OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                          Commission File No. 0-28420

                              ShowCase Corporation
             (Exact name of registrant as specified in its charter)

                        4115 Highway 52 North, Suite 300
                        Rochester, Minnesota 55901-0144
                                 (507) 288-5922
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, Par Value $0.01 Per Share
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)(i)     [X]  Rule 12h-3(b)(1)(i)      [X]
       Rule 12g-4(a)(1)(ii)    [ ]  Rule 12h-3(b)(1)(ii)     [ ]
       Rule 12g-4(a)(2)(i)     [ ]  Rule 12h-3(b)(2)(i)      [ ]
       Rule 12g-4(a)(2)(ii)    [ ]  Rule 12h-3(b)(2)(ii)     [ ]
                                    Rule 15d-6               [ ]

       Approximate number of holders of record as of the certificate or notice date: 1

       Pursuant to the requirements of the Securities Exchange Act of 1934, ShowCase Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: February 26, 2001          SHOWCASE CORPORATION


                                 By:  /s/ Craig W. Allen
                                      ------------------
                                    Its:  Chief Financial Officer